EXHIBIT 23.3

We consent to the use in this Registration Statement of Camtek Ltd. on Form F-1 (Amendment No. 2), File No. 333-113208, of our report dated February 18, 2004 (except for note 17 as to which the date is March 31, 2004), relating to the consolidated financial statements as at and for the year ended December 31, 2003, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts", "Summary Consolidated Financial Data" and "Selected Consolidated Financial Data" in such Prospectus.

/s/ Brightman Almagor & Co.
Brightman Almagor & Co.
Certified Public Accountants
A member firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
April 20, 2004